Exhibit 5

Certification Under Rule 466

The Depositary, The Bank of New York Mellon, represents and certifies the following:

(1)

That it previously has filed a Registration Statement on Form F-6 (Polskie Gornictwo Naftowe i Gazownictwo SA, Registration No.  333-158191) which the Commission declared effective, with terms of deposit identical to the terms of deposit of this Registration Statement except for the number of foreign securities a Depositary Share represents.

(2)

That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

THE BANK OF NEW YORK MELLON,
As Depositary

By:  /s/ Michael F. Finck

Name:  Michael F. Finck

Title:    Managing Director